SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.2)*

MetaSolv, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

591393103

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 591393103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Austin Ventures IV-A, L.P. (“AV IV-A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,226,618 shares, except that AV Partners IV, L.P. (“AVP IV”), the general partner of AV IV-A, may be deemed to have sole power to vote these shares, and Joseph C. Aragona (“Aragona”), Kenneth P. DeAngelis (“DeAngelis”), Jeffery C. Garvey (“Garvey), John D. Thornton (“Thornton”) and William P. Wood (“Wood”), partners of AVP IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,226,618 shares, except that AVP IV, the general partner of AV IV-A, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Thornton and Wood, partners of AVP IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,226,618

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 3.3%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 591393103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Austin Ventures IV-B, L.P. (“AV IV-B”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
2,573,382 shares, except that AVP IV, the general partner of AV IV-B, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey, Thornton and Wood, partners of AVP IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
2,573,382 shares, except that AVP IV, the general partner of AV IV-B, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Thornton and Wood, partners of AVP IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,573,382

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 6.9%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 591393103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) AV Partners IV, L.P. Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
3,804,909 shares, of which 4,909 are directly owned by AVP IV, 1,226,618 are directly owned by AV IV-A and 2,573,382 are directly owned by AV IV-B.  AVP IV, the general partner of AV IV-A and AV IV-B, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey, Thornton and Wood, partners of AVP IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
3,804,909 shares, of which of which 4,909 are directly owned by AVP IV, 1,226,618 are directly owned by AV IV-A and 2,573,382 are directly owned by AV IV-B. AVP IV, the general partner of AV IV-A and AV IV-B, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Thornton and Wood, partners of AVP IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,804,909

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.2%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 591393103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Austin Ventures VI, L.P. (“AV VI”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
957,922 shares, except that AV Partners VI, L.P. (“AVP VI”), the general partner of AV VI, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey, Edward E. Olkkola (“Olkkola”), Thornton and Blaine F. Wesner (“Wesner”), the general partners of AVP VI, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
957,922 shares, except that AVP VI, the general partner of AV VI, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 957,922

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 591393103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Austin Ventures VI Affiliates Fund, L.P. (“AV VI A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
26,942 shares, except that AVP VI, the general partner of AV VI A, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
26,942 shares, except that AVP VI, the general partner of AV VI A, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner,  the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,942

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 591393103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) AV Partners VI, L.P. Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
984,864 shares, of which 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A.  AVP VI, the general partner of AV VI and AV VI A, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
984,864 shares, of which 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. AVP VI, the general partner of AV VI and AV VI A, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Garvey, Olkkola, Thornton and Wesner, the general partners of AVP VI, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 984,864

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.6%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 591393103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Joseph C. Aragona Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
40,300 shares, of which 2,462 are directly owned by Aragona and 37,838 are directly owned by Aragona, Ltd., a Texas limited partnership, and Aragona, the sole general partner of Aragona, Ltd, may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
4,789,773 shares, of which 1,226,618 are directly owned by AV IV-A, 2,573,382 are directly owned by AV IV-B, 4,909 are directly owned by AVP IV, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Aragona is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
40,300 shares, of which 2,462 are directly owned by Aragona and 37,838 are directly owned by Aragona, Ltd., a Texas limited partnership, and Aragona, the sole general partner of Aragona, Ltd, may be deemed to have sole power to dispose of these shares

8.

Shared Dispositive Power
4,789,773 shares, of which 1,226,618 are directly owned by AV IV-A, 2,573,382 are directly owned by AV IV-B, 4,909 are directly owned by AVP IV, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Aragona is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,830,073

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 591393103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kenneth P. DeAngelis Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
92,823 shares, of which 84,200 are directly owned by DeAngelis and 8,623 are directly owned by DeAngelis, Ltd., a Texas limited partnership, and DeAngelis, the sole general partner of DeAngelis, Ltd., may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
4,789,773 shares, of which 1,226,618 are directly owned by AV IV-A, 2,573,382 are directly owned by AV IV-B, 4,909 are directly owned by AVP IV, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. DeAngelis is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
92,823 shares, of which 84,200 are directly owned by DeAngelis and 8,623 are directly owned by DeAngelis, Ltd., a Texas limited partnership, and DeAngelis, the sole general partner of DeAngelis, Ltd., may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
4,789,773 shares, of which 1,226,618 are directly owned by AV IV-A, 2,573,382 are directly owned by AV IV-B, 4,909 are directly owned by AVP IV, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. DeAngelis is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,882,596

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 591393103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jeffery C. Garvey Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
85,210 shares, of which 81,592 are directly owned by Garvey and 3,618 are directly owned by Garvey, Ltd., a Texas limited partnership, and Garvey, the general partner of Garvey, Ltd., may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
4,789,773 shares, of which 1,226,618 are directly owned by AV IV-A, 2,573,382 are directly owned by AV IV-B, 4,909 are directly owned by AVP IV, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Garvey is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
85,210 shares, of which 81,592 are directly owned by Garvey and 3,618 are directly owned by Garvey, Ltd., and Garvey, the general partner of Garvey, Ltd., may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
4,789,773 shares, of which 1,226,618 are directly owned by AV IV-A, 2,573,382 are directly owned by AV IV-B, 4,909 are directly owned by AVP IV, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Garvey is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,874,983

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 591393103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Edward E. Olkkola Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,500 shares.

6.

Shared Voting Power
984,864 shares, of which 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Olkkola is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 1,500 shares.

8.

Shared Dispositive Power
984,864 shares, of which 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Olkkola is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 986,364

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.6%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 591393103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John D. Thornton Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
33,005 shares, of which 2,000 are directly owned by Thornton and 31,005 are directly owned by John Thornton Family I, Ltd. (“Family I”), a Texas limited partnership, and Thornton, the sole general partner of Family I, may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
4,789,773 shares, of which 1,226,618 are directly owned by AV IV-A, 2,573,382 are directly owned by AV IV-B, 4,909 are directly owned  by AVP IV, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Thornton is a partner of AVP IV, the general partner of AV IV-A and AV IV-B, and a general partner AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
33,005 shares, of which 2,000 are directly owned by Thornton and 31,005 are directly owned by Family I, a Texas limited partnership, and Thornton, the sole general partner of Family I, may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
4,789,773 shares, of which 1,226,618 are directly owned by AV IV-A, 2,573,382 are directly owned by AV IV-B, 4,909 are directly owned  by AVP IV, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Thornton is a partner of AVP IV, the general partner of AV IV-A and AV IV-B, and a general partner AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,822,778

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 13.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 591393103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Blaine F. Wesner Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 85,600 shares.

6.

Shared Voting Power
984,864 shares, of which 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Wesner is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 85,600 shares.

8.

Shared Dispositive Power
984,864 shares, of which 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Wesner is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,070,464

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 2.9%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 591393103

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) William P. Wood Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
40,300 shares, of which 2,305 are directly owned by Wood and 37,995 are directly owned by Silverton Partners, L.P. (“Silverton Partners”), a Texas limited partnership, and Wood, the sole general partner of Silverton Partners, may be deemed to have sole power to vote these shares.

6.

Shared Voting Power
3,857,841 shares, of which 1,226,618 are directly owned by AV IV-A, 2,573,382 are directly owned by AV IV-B, 4,909 are directly owned by AVP IV and 52,932 are directly owned by the Silverton Foundation, a Texas non-profit corporation. Wood is a general partner of AVP IV, the general partner of AV IV-A and AV IV-B, and a trustee of the Silverton Foundation, and may be deemed to have shared power to vote these shares.

7.

Sole Dispositive Power
40,300 shares, of which 2,305 are directly owned by Wood and 37,995 are directly owned by Silverton Partners, and Wood, the sole general partner of Silverton Partners, may be deemed to have sole power to dispose of these shares.

8.

Shared Dispositive Power
3,857,841 shares, of which 1,226,618 are directly owned by AV IV-A, 2,573,382 are directly owned by AV IV-B, 4,909 are directly owned by AVP IV and 52,932 are directly owned by the Silverton Foundation, a Texas non-profit corporation. Wood is a general partner of AVP IV, the general partner of AV IV-A and AV IV-B, and a trustee of the Silverton Foundation, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,898,141

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.5%

12.	Type of Reporting Person (See Instructions) IN

This statement amends the Statement on 13(G) filed by Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P., AV Partners IV, L.P., Austin Ventures VI, L.P., Austin Ventures VI Affiliates Fund, L.P., AV Partners VI, L.P., Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, Edward E. Olkkola, John D. Thornton, Blaine F. Wesner and William P. Wood. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Item 1.
(a)	Name of Issuer MetaSolv, Inc.

Item 4.	Ownership.
The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2001:
	(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
	(b)	Percent of class: See Row 11 of cover page for each Reporting Person.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
		(ii)	Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
		(iii)	Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
		(iv)	Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2002

AUSTIN VENTURES IV-A, L.P.	/s/ John Nicholson
By AV Partners IV, L.P.,	Signature
Its General Partner
John Nicholson
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES IV-B, L.P.	/s/ John Nicholson
By AV Partners IV, L.P.,	Signature
Its General Partner
John Nicholson
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS IV, L.P.	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES VI, L.P.	/s/ John Nicholson
By AV Partners VI, L.P.,	Signature
Its General Partner
John Nicholson
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES VI AFFILIATES FUND, L.P.	/s/ John Nicholson
By AV Partners VI, L.P.,	Signature
Its General Partner
John Nicholson
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS VI, L.P.	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

JOSEPH C. ARAGONA	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

KENNETH P. DeANGELIS	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

JEFFERY C. GARVEY	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

EDWARD E. OLKKOLA	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

JOHN D. THORNTON	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

BLAINE F. WESNER	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

WILLIAM P. WOOD	/s/ John Nicholson
Signature

John Nicholson
Chief Financial Officer/Attorney-In-Fact

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	19

Exhibit B: Reference to John Nicholson as Attorney-In-Fact	20

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of MetaSolv, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

EXHIBIT B

REFERENCE TO JOHN NICHOLSON AS ATTORNEY-IN-FACT

                John Nicholson has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.